Exhibit 99.1

NTN Buzztime, Inc. Secures New Credit Agreement

- Increases financial flexibility and reduces interest obligation -

CARLSBAD, Calif., April 16, 2015 — NTN Buzztime, Inc. (NYSE MKT: NTN), a leading provider of in-venue social gaming and entertainment, announced the closing of a three-year revolving credit agreement with East West Bank. The revolving credit facility consists of up to $7.5 million of borrowing capacity with a $2.5 million accordion feature to provide up to $10.0 million in total borrowing capacity.

The East West Bank revolver agreement expires in April 2018 and carries an interest rate, at the company’s option, of LIBOR plus 400 basis points or Prime plus 125 basis points. The proceeds will be used to pay down existing indebtedness, fund strategic growth initiatives and provide for general working capital. The company will maintain its existing lender agreement.

“Adding the institutional backing of East West Bank while maintaining our relationship with our current equipment lender improves our capital structure and expands our liquidity,” said Allen Wolff, NTN Buzztime CFO. “Our top priority in 2015 is to continue rolling out the BEOND platform. Now, our increased financial flexibility can further this effort and fund working capital. Additionally, our new facility’s interest rate is more than 400 basis points lower. This cost reduction combined with the interest-only revolving structure is expected to free up significant cash for the next few years.”

Additional information is available in current report on Form 8-K filed with the SEC today.

About Buzztime:

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools. With over 6 million player registrations on the Buzztime platform and over 60 million games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime locations to enjoy evenings of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants can turn casual visitors into regulars, and give patrons a reason to stay longer. For the most up-to-date information on NTN Buzztime, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about our growth plans, product and platform development, and our capital structure and liquidity .  These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, adverse economic conditions. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA

buzztime@lhai.com

415-433-3777